EXHIBIT 10.39

TITAN MACHINERY INC.
COMPENSATION ARRANGEMENTS FOR EXECUTIVE OFFICERS
FOR FISCAL YEAR 2009

     The Titan Machinery Inc. Board of Directors approved the 2009 fiscal year base salaries for the executive officers as set forth below.

2008 Annual
Executive Officer and Title	Base Salary
David J. Meyer	$250,000
Chairman and Chief Executive Officer

Peter Christianson	$250,000
President and Chief Financial Officer

Ted Christianson	$155,000
Vice President, Finance and Treasurer